Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Decatur Medical Plaza in Decatur, Ga.

SANTA ANA, Calif. (July 1, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Decatur Medical Plaza, a medical office building located in the Atlanta suburb of Decatur, Ga.

Located at 200 E. Ponce De Leone Ave., Decatur Medical Plaza consists of approximately 43,000 square feet of gross leaseable area situated on approximately one acre of land. The three-story building includes four units and is 100 percent leased to various tenants, including Nanston, Inc. and DeKalb Medical. Built in 1976 and renovated in 1998 and 2007, the property faces downtown Decatur’s main pedestrian thoroughfare.

“This is a terrific property with an excellent location in Decatur that is close to multiple major regional hospitals, as well as downtown Atlanta,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “These qualities contribute to the attractiveness of this acquisition, and we are pleased to add Decatur Medical Plaza to the Grubb & Ellis Healthcare REIT portfolio.”

Decatur Medical Plaza is situated within three miles of five major regional hospitals: Dekalb Medical Center, Atlanta Veteran Affairs Medical Center, Children’s Healthcare of Atlanta at Egelston, Emory-Children’s Center and Emory University Hospital.

Located within five miles of downtown and midtown Atlanta, the property is in close proximity to State Route 155 and is surrounded by various office buildings and retail outlets. Decatur Medical Plaza sits approximately one-half-block away from the Metropolitan Atlanta Rapid Transit Authority station.

Grubb & Ellis Healthcare REIT has completed four other acquisitions in the Atlanta area: the recently acquired Southcrest Medical Plaza, as well as Northmeadow Medical Center, Gwinnett Professional Center, and Yorktown Medical Center and Shakerag Medical Center.

Decatur Medical Plaza was acquired from an unaffiliated third party represented by Stewart Calhoun of Cushman & Wakefield, Inc. Grubb & Ellis Healthcare REIT financed this acquisition through utilization of its line of credit.

As of June 20, 2008, Grubb & Ellis Healthcare REIT has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 27, 2008, has made 34 geographically diverse acquisitions for a total of 100 buildings valued at approximately $706 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the Decatur, Georgia and the greater Atlanta, Georgia area; the strengths and financial condition of Decatur Medical Plaza; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.